UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934

(Amendment No.     )

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RGC Resources, Inc.

(Name of Registrant as Specified In Its Charter)

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RGC RESOURCES, INC.

519 Kimball Avenue, N.E.

Roanoke, Virginia 24016

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD JANUARY 26, 2004

NOTICE is hereby given that, pursuant to its Bylaws and call of its directors, the Annual Meeting of the Shareholders of RGC Resources, Inc. will be held at the Clarion Hotel, 3315 Ordway Drive, Roanoke, Virginia 24017, on Monday, January 26, 2004, at 9:00 a.m., Eastern Standard Time, for the following purposes:

1.	To elect three new Class A directors.

2.	To ratify the selection of Deloitte & Touche LLP as independent auditors.

3.	The transaction of such other business as may properly come before the meeting or any adjournment or postponement thereof.

Your attention is directed to the Proxy Statement accompanying this Notice for a more complete statement regarding matters proposed to be acted upon at the meeting. Only those shareholders of record as of the close of business on November 21, 2003 shall be entitled to notice of and to vote at the meeting.

You are urged to sign and date the enclosed form of proxy and return it promptly in the enclosed self-addressed, stamped envelope. Should you decide to attend the meeting and vote in person, you may withdraw your proxy.

By Order of the Board of Directors.

/s/ Dale P. Moore

DALE P. MOORE Secretary

December 29, 2003

Your vote is important. Even if you plan to be present at the Annual Meeting, please sign, date and promptly return the enclosed proxy, no matter how small your holdings, to assure that your shares are represented. No postage is required on the enclosed proxy if mailed within the United States. If your shares are held by a broker, bank or nominee, it is important that you give them your voting instructions.

PROXY STATEMENT

Mailed December 29, 2003

ANNUAL MEETING OF SHAREHOLDERS TO BE HELD JANUARY 26, 2004

This Proxy Statement is furnished on December 29, 2003, in connection with the solicitation of proxies to be used at the Annual Meeting of Shareholders of RGC Resources, Inc. (“Resources” or the “Company”) to be held on Monday, January 26, 2004, at 9:00 a.m., Eastern Standard Time, at the Clarion Hotel, 3315 Ordway Drive, Roanoke, Virginia 24017, and any adjournments thereof.

Proxies in the form enclosed herewith are solicited by management at the direction of the Company’s Board of Directors. If the enclosed proxy is properly signed and returned, the shares represented thereby will be voted at the Annual Meeting in accordance with its terms. Any proxy given pursuant to this solicitation may be revoked at any time prior to the vote of the shareholders. An opportunity will be given to shareholders attending the meeting to withdraw their proxies and to vote their shares in person.

The Company’s Annual Report to Shareholders for the year ended September 30, 2003 is being sent to all shareholders concurrently with this Proxy Statement. The Annual Report is not to be considered a part of the proxy solicitation material.

Voting Securities

The close of business on November 21, 2003 has been fixed as the record date for the determination of shareholders of the Company entitled to notice of and to vote at the Annual Meeting of Shareholders. At the close of the record date, there were 2,011,503 shares of common stock outstanding and each such share is entitled to one vote. To the Company’s knowledge, no person is the beneficial owner of more than five percent of the issued and outstanding common stock of the Company.

A majority of votes entitled to be cast on matters to be considered at the Annual Meeting constitutes a quorum. If a share is represented for any purpose at the Annual Meeting, it is deemed to be present for purposes of establishing a quorum. Abstentions and shares held of record by a broker or its nominee (“Broker Shares”) that are voted on any matter are included in determining the number of votes present or represented at the Annual Meeting. Conversely, Broker Shares that are not voted on any matter will not be included in determining whether a quorum is present. If a quorum is established, directors will be elected by a plurality of the votes cast by shares entitled to vote at the Annual Meeting. Votes that are withheld and Broker Shares that are not voted in the election of directors will not be included in determining the number of votes cast.

The Company will appoint one or more inspectors to act as a Committee on Credentials at the Annual Meeting and to make a written report thereof. The inspectors will ascertain the number of shares outstanding and the voting power of each, determine the shares represented at the meeting and the validity of proxies and ballots, count all votes and ballots, and perform certain other duties as required by law. As a matter of policy, proxies, ballots and voting tabulations that identify individual shareholders are kept private by the Company. Such documents are available for examination only by the inspectors of election and certain personnel associated with processing proxy cards and tabulating votes. The vote of any shareholder is not disclosed except as may be necessary to meet legal requirements.

PROPOSAL 1         ELECTION OF DIRECTORS OF RESOURCES

The Company’s Board of Directors is divided into three classes (A, B and C) with staggered three-year terms. The current term of office of the Class A directors expires at the 2004 Annual Meeting. The terms of the Class B and Class C directors will expire in 2005 and 2006, respectively. Each of the Company’s current directors and nominees for election as directors are independent, as determined under applicable rules adopted by the Securities and Exchange Commission (the “Commission”) and the NASDAQ Stock Market, Inc., except John B. Williamson, III.

There are three management nominees for Class A directors, Abney S. Boxley, III; S. Frank Smith and John B. Williamson, III; who currently serve on the Board and are standing for reelection.

Unless authorization is withheld, the persons named as proxies will vote for the election of the nominees named below. Each nominee has agreed to serve if elected. In the event any nominee unexpectedly is unable to serve, the proxies will be voted for such other persons as the Board may designate. The present principal occupation and employment during the past five years and the office, if any, held with the Company are set forth opposite the name of each nominee and director. Proxies cannot be voted for a greater number of persons than the number of nominees:

Your Board of Directors recommends a vote “FOR” each of the nominees for Class A Director.

Name and Age	Year In Which First Elected As Director	Principal Occupation	Year In Which Director Assumed Principal Occupation

NOMINEES FOR DIRECTOR

CLASS A DIRECTORS (Currently serving until 2004 Annual Meeting with a three year term)

Abney S. Boxley, III Age 45	1994	President & CEO, Boxley Materials Company (Construction materials); Director, Valley Financial Corporation	1988

S. Frank Smith Age 55	1990	Consultant, Alpha Natural Resources, LLC (coal mining and distribution); Vice President, Coastal Coal Company, LLC (coal mining and distribution) 1986 to 2003.	2003

John B. Williamson, III Age 49	1998	Chairman, President & CEO of RGC Resources, Inc. and each of its affiliates; President and CEO of the Company since June 1999; President & CEO of Roanoke Gas Company February 1998 to June 1999; Vice President – Rates & Finance, January 1993 to February 1998; Director, NTELOS, Inc.; Director, Botetourt Bankshares, Inc	2002

DIRECTORS CONTINUING IN OFFICE

CLASS B DIRECTORS (Serving until 2005 Annual Meeting)

Name and Age	Year In Which First Elected As Director	Principal Occupation	Year In Which Director Assumed Principal Occupation

Lynn D. Avis Age 69	1986	Chairman of the Board, Avis Construction Co., Inc. (Construction company) since 1998; Partner, A & L Holdings, LLC since 1998	1998

J. Allen Layman Age 51	1991	Private Investor; Chairman of the Board & President, NTELOS, Inc. (Telecommunications) 2001-2003; President & CEO, R&B Communications, Inc. 1991-2001; Director, NTELOS, Inc.(1) 2001-2003	2003

Thomas L. Robertson Age 60	1986	Chairman of Carilion Foundation and Chairman of Carilion Biomedical Institute, Retired 2001; Chief Executive Officer, Carilion Health System and Carilion Medical Center (Health care) 1986-2001; Chief Financial Officer, Carilion Health System and Carilion Medical Center (Health care) 1969 – 1986; Director, Roanoke Electric Steel Corporation	2001

CLASS C DIRECTORS (Currently serving until 2006 Annual Meeting )

Frank T. Ellett Age 65	1983	President, Virginia Truck Center, Inc. (Sale, lease and service of heavy trucks, trailers and buses)	1981

Maryellen F. Goodlatte Age 51	2001	Lawyer/Member, law firm of Glenn, Feldmann, Darby & Goodlatte	1983

George W. Logan Age 58	2002	Chairman of the Board, Valley Financial Corporation; Chairman of the Board, Alliance Logistics Center (Warsaw, Poland); Principal, Pine Street Partners, LLC; Faculty, University of Virginia Darden Graduate School of Business; Director, Roanoke Electric Steel	1993

(1)	Mr. Layman was employed by NTELOS, Inc., a regional telecommunications company from 2001 through 2003 and during this time he served as President and Chairman of the Board of Directors. INTELOS, Inc. filed for Chapter 11 bankruptcy protection on March 4, 2003.

PROPOSAL 2         RATIFICATION OF DELOITTE & TOUCHE AS INDEPENDENT AUDITORS

Upon recommendation of the Audit Committee, the Board of Directors has appointed Deloitte & Touche as independent public accountants to audit the financial statements of the Company and its subsidiaries for the year ending September 30, 2004. This appointment is subject to ratification by the shareholders. A representative of Deloitte & Touche is expected to attend the meeting with the opportunity to make a statement and/or respond to appropriate questions from shareholders. Deloitte & Touche has served as independent auditors of the Company since fiscal year 1998.

In the event shareholders do not ratify the selection of Deloitte & Touche as independent auditors, the Audit Committee and the Board of Directors would review their future selection of auditors.

Your Board of Directors recommends a vote “FOR” the ratification of Deloitte & Touche as independent auditors.

SECURITY OWNERSHIP OF MANAGEMENT

The following table sets forth, as of November 21, 2003, certain information regarding the beneficial ownership of the common stock of the Company by each director, nominee and named executive officer and by all directors and executive officers as a group. Where the persons listed have the right to acquire additional shares of the Company’s common stock through the exercise of options within 60 days, such additional shares are deemed to be outstanding shares owned by such person, but are not deemed to be outstanding for the purpose of computing the percentage ownership interests of any other person. Unless otherwise noted in the footnotes to the table, the named persons have sole voting and investment power with respect to all outstanding shares of common stock shown as beneficially owned by them.

Name of Beneficial Owner	Shares of Common Stock Beneficially Owned As of 11/21/03(1)		Percent of Class
Lynn D. Avis	14,487	(2)	*
Abney S. Boxley, III	6,296		*
John S. D’Orazio	15,976	(3)	*
Frank T. Ellett	13,525		*
Maryellen F. Goodlatte	1,907		*
J. Allen Layman	9,662		*
George W. Logan	16,485		*
Howard T. Lyon	8,443	(4)	*
Dale P. Moore	7,378	(5)	*
Thomas L. Robertson	11,725		*
S. Frank Smith	9,222		*
John B. Williamson, III	33,101	(6)	1.65%
All Directors and Executive Officers as a Group (12 persons)	146,502	(7)	7.28%

*	Less than 1%

(1)	Includes restricted shares purchased by directors pursuant to Restricted Stock Plan For Outside Directors.

(2)	Includes 2,167 shares owned by spouse or over which spouse has voting control.

(3)	Includes 14,000 shares that Mr. D’Orazio has the right to acquire through the exercise of stock options.

(4)	Includes 7,000 shares that Mr. Lyon has the right to acquire through the exercise of stock options.

(5)	Includes 7,000 shares that Ms. Moore has the right to acquire through the exercise of stock options.

(6)	Includes 25,500 shares that Mr. Williamson has the right to acquire through the exercise of stock options.

(7)	Includes an aggregate of 53,500 shares that executive officers have the right to acquire through the exercise of stock options.

EXECUTIVE COMPENSATION

The following table contains information with respect to the individual compensation of the following officers for services in all capacities to Resources and its subsidiaries for fiscal years ended September 30, 2003, 2002 and 2001.

Summary Compensation Table

		Annual Compensation		Long-Term Compensation
Name and Principal Position	Year	Salary ($)	Bonus($)(1)	Awards Options/SARs(#)	All Other Compensation($)(2)
John B. Williamson, III Chairman, President & CEO of RGC Resources, Inc.	2003 2002 2001	195,948 184,546 177,875	10,000 10,000 25,000	2,500 6,000 3,000	7,666 6,822 8,005

John S. D’Orazio Vice President & COO - Roanoke Gas Company	2003 2002 2001	106,005 100,150 93,934	5,000 10,000 10,000	2,000 2,000 3,000	4,650 4,620 4,359

(1)	Bonus paid in current year for previous year’s performance.

(2)	Consists entirely of the Company’s contribution under the Employees’ 401(k) Plan.

Option Grants in Last Fiscal Year

	Individual Grants					Potential Realizable Value(1) at Assumed Annual Rates of Stock Price Appreciation for Option Term
Name	Number of Securities Underlying Options Granted(#)	% of Total Options Granted To Employees in Fiscal Year	Exercise or Base Price ($/Share)(2)	Market Price on Date of Grant ($/Share)	Expiration Date
						5%($)	10%($)
John B. Williamson, III	2,500	19%	$18.10	$18.10	12/04/12	73,708	117,367
John S. D’Orazio	2,000	15%	$18.10	$18.10	12/04/12	58,966	93,893

(1)	The dollar amounts under these columns are the result of calculations at the 5% and 10% rates set by the Commission and therefore are not intended to forecast possible future appreciation, if any, of Resources’ stock price. Additionally, these values do not take into consideration the terms of the options providing for nontransferability or termination of the options following termination of employment. Resources did not use an alternative formula for a grant valuation, as it is not aware of any formula that will determine with reasonable accuracy a present value based on future unknown or volatile factors.

(2)	The exercise price of the options granted is equal to the closing sales price of Resources’ common stock on the Nasdaq National Market on the date of grant. Options generally expire ten years from the date of grant.

Aggregated Option Exercises in Last Fiscal Year

and Fiscal Year-End Option Values

Name	Shares Acquired on Exercise (#)	Value Realized ($)	Number of Unexercised Options at Fiscal Year-End (#)	Value of Unexercised In-the-money Options at Fiscal Year-End ($)
			Exercisable/ Unexercisable	Exercisable/ Unexercisable
John B. Williamson, III	0	0	25,500/0	$101,578/0
John S. D’Orazio	0	0	14,000/0	$41,855/0

Retirement Plan

Resources has in effect a noncontributory Retirement Plan. The costs of benefits under the Plan, which are borne by Resources, are computed actuarially and defrayed by earnings from the Plan’s investments and/or Resources’ annual contributions. The Plan generally provides for the monthly payment, at normal retirement age 65, of the greater of (a) the participant’s accrued benefit as of December 31, 1988 under the formula then in effect or (b) the sum of one-twelfth of (1) plus (2) minus (3) as follows:

(1)	1.2% of the participant’s average compensation for his highest consecutive sixty months of service multiplied by years of credited service up to thirty years,

(2)	.65% of the participant’s average compensation for his highest consecutive sixty months of service in excess of covered compensation (generally defined as the average of Social Security wage bases over a participant’s assumed working lifetime) multiplied by years of credited service up to thirty years, and

(3)	the participant’s balance, if any, from the Company’s former profit sharing plan.

Early retirement with reduced monthly benefits is available at age 55 after ten years’ service. Provisions also are made for vesting of benefits after five years of service and for disability and death benefits. All employees who have completed one year of service to the Company and are credited with at least 1,000 hours of service in a Plan year are eligible to participate in the Plan. At age 65, for Plan purposes, Mr. Williamson and Mr. D’Orazio will have 28 and 32 credited years of service, respectively.

The compensation covered by the Plan includes the total of all amounts paid to a participant by the Company for personal services reported on the participant’s federal income tax withholding statement (Form W-2), up to certain statutory limits. For plan years beginning January 1, 2003 and 2004, these earnings are limited to $200,000 and $205,000, respectively.

Highest Sixty Months Average Compensation	Estimated Annual Pension For Representative Years of Credited Service (1)
	15	20	25	30	35
$125,000	$30,300	$40,400	$50,500	$60,600	$60,600
150,000	37,200	49,700	62,100	74,500	74,500
175,000	44,200	58,900	73,600	88,400	88,400
200,000	51,100	68,200	85,200	102,200	102,200
225,000	52,500	70,000	87,500	105,000	105,000

(1)	The benefit amounts assume the employee is retiring at normal retirement age (age 65). The benefit amounts listed in the table are computed as a straight life annuity. No offset to pension benefits due to the Profit-Sharing Plan (which has been converted into the 401(k) Plan) is reflected. Benefits are not reduced by Social Security.

Securities Authorized for Issuance Under Equity Compensation Plans

The Company has three equity compensation plans.

Restricted Stock Plan for Outside Directors

The Board of Directors of the Company implemented the Restricted Stock Plan for Outside Directors effective January 27, 1997. This Plan is applicable to not more than 50,000 shares of RGC Resources’ common stock.

Under this Plan, a minimum of 40 percent of the monthly retainer fee paid to each non-employee director of RGC Resources is paid in shares of common stock (“Restricted Stock”). The number of shares of Restricted Stock is calculated each month based on the closing sales price of Resources’ common stock on the NASDAQ National Market on the first day of the month. Beginning in fiscal 1998, a participant can, subject to approval of the Board, elect to receive up to 100% of his retainer fee for the fiscal year in Restricted Stock. Such election cannot be revoked or amended during the fiscal year.

The shares of Restricted Stock of Resources issued under this Plan will vest only in the case of a participant’s death, disability, retirement (including not standing for reelection to the Board), or in the event of a change in control of Resources. There is no option to take cash in lieu of stock upon vesting of shares under this Plan. The Restricted Stock may not be sold, transferred, assigned or pledged by the participant until the shares have vested under the terms of this Plan. At the time the Restricted Stock vests, a certificate for vested shares will be delivered to the participant or the participant’s beneficiary.

The shares of Restricted Stock will be forfeited to Resources by a participant’s voluntary resignation during his term on the Board or removal for cause as a director.

Key Employee Stock Option Plan of RGC Resources, Inc.

The Company has a Key Employee Stock Option Plan, which is intended to provide the Company’s executive officers and other key employees with long-term (ten-year) incentives and rewards tied to the price of Resources’ common stock.

This Plan requires each option’s exercise price per share to equal the fair value of the Company’s common stock as of the date of the grant. Under the terms of this Plan, the options become exercisable six months from the grant date and expire ten years subsequent to the grant date. All options outstanding at September 30, 2003 were fully vested and exercisable.

RGC Resources, Inc. Stock Bonus Plan

The Stock Bonus Plan is administered by the Compensation Committee of RGC Resources, which considers recommendations from the Company’s President. The Company’s bonus award proposals are subject to approval of the Board of Directors. Under the Stock Bonus Plan, executive officers are encouraged to own a position in the Company’s common stock equal to at least 50% of the value of their annual salary. To promote this policy, this Plan provides that all officers with stock ownership positions below 50% of the value of their annual salaries must, unless approved by the Committee, receive no less than 50% of any performance bonus in the form of Company common stock. Bonus amounts, if any, for a fiscal year will generally be determined in the January following that fiscal year end.

A summary of the equity compensation plans follows:

Plan category	(a) Number of securities to be issued upon exercise of outstanding options, warrants and rights	(b) Weighted-average exercise price of outstanding options, warrants and rights	(c) Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
Equity compensation plans approved by security holders	71,500	19.049	38,801
Equity compensation plans not approved by security holders	—	—	3,146
Total	71,500		41,947

Change-in-Control Arrangements

On March 1, 2001, the Company and Mr. John B. Williamson, III entered into a Change in Control Agreement that provides certain benefits to him in the event of a “Change in Control.” For purposes of this agreement, a “Change in Control” occurs when (i) any person or entity becomes the beneficial owner of at least 50% of the combined voting power of the Company’s voting securities; (ii) any person or entity becomes the beneficial owner of at least 50% of the voting securities of the surviving entity following a merger, recapitalization, reorganization, consolidation or sale of assets by the Company; or (iii) the Company is liquidated or sells substantially all of its assets.

In the event that Mr. Williamson’s employment with the Company is terminated within three years of the date of a Change in Control, unless the termination is (a) because of his death or disability, (b) for Cause (as defined in the agreement) or (c) by him other than for Good Reason (as defined in the agreement), then he will receive a severance payment (the “Severance Payment”) equal to 2.0 times his average annual compensation over the prior five tax years. The Severance Payment will be reduced to the extent necessary to avoid certain federal excise taxes. Also in such event, the Company will continue his life insurance, medical, health and accident and disability plans, programs or arrangements until the earlier of two years after the date of the Change in Control, his death, or his full-time employment. The agreement does not require Mr. Williamson to seek employment to mitigate any payments or benefits provided thereunder. The Company also entered into identical Change in Control Agreements with Mr. John S. D’Orazio on March 1, 2001 and with Mr. Howard T. Lyon and Ms. Dale P. Moore on May 1, 2000, except that the Severance Payment equal to 1.5 times his or her applicable average annual compensation and payable only if his or her employment is terminated within 24 months of a Change in Control.

REPORT OF THE COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS

The Compensation Committee (the “Committee”), which is made up of five members of the Board of Directors who are not officers or employees of Resources, is responsible for setting and administering the policies that govern the annual compensation paid to the executive officers of the Company, including the Chief Executive Officer.

The Committee recommends, for approval by the Board of Directors, the annual salaries of executive officers. Salaries are based on the respective positions held by the executive officers, including their accomplishments, level of responsibility and experience and the relationship of such salaries to the salaries of other Company managers and employees. In this regard, the Committee reviews the Chief Executive Officer’s recommendations on compensation of the other executive officers and information concerning executive compensation at other companies in the American Gas Association. Such other companies are included in (but do not solely comprise) both of the peer indices reflected in the Performance Graph on page 12. The Committee also considers overall corporate performance, customer service and satisfaction, relationships with regulatory agencies and the ability to manage and maintain a competent work force in preparing its compensation recommendations.

Pursuant to the Company’s Stock Bonus Plan, the Committee approved the payment of bonuses in fiscal 2003 to the CEO and other executive officers of the Company for their performance levels during the fiscal year 2002. The Stock Bonus Plan is intended to allow the Board of Directors to compensate individual or collective performance that has resulted in enhanced shareholder value or returns and to encourage increased ownership of Company common stock by officers and management. The Stock Bonus Plan is administered by the Committee, which considers recommendations from the Company’s President. The Company’s bonus award proposals are subject to approval of the Board of Directors. Under the Stock Bonus Plan, executive officers are encouraged to own a position in the Company’s common stock of at least 50% of the value of their annual salary. To promote this policy, the Plan provides that all officers with stock ownership positions below 50% of the value of their annual salaries must, unless approved by the Committee, receive no less than 50% of any performance bonus in the form of Company common stock. Bonus amounts, if any, for a fiscal year will generally be determined following that fiscal year end. Bonus award determinations under the Stock Bonus Plan for performance in the 2002 fiscal year were based on the performance of the Company, combined with an analysis of the individual contributions of officers receiving the bonuses to the overall performance of the Company.

The Company has a Key Employee Stock Option Plan, which is intended to provide the Company’s executive officers with long-term (ten-year) incentives and rewards tied to the price of Resources’ common stock. The Committee believes that stock options will assist the Company in attracting, maintaining and motivating officers and other key employees of the Company, upon whose judgment, initiative and efforts the Company depends, by providing such persons with the opportunity to acquire an equity interest in Resources. Stock options are used to provide executive officers additional incentive to use their best efforts and superior performances to promote the best interest of Resources and the shareholders.

In making its recommendation regarding the 2003 compensation of the Chief Executive Officer, the Committee considered all of the criteria above. Specific consideration also was given to the Chief Executive Officer’s efforts toward cost containment, the Company’s earnings and shareholder and customer growth in the preceding fiscal year. During 2003, Mr. Williamson received a bonus of $10,000 for his performance during the fiscal year 2002, $5,000 of which he invested in Company common stock. The amount of the bonus was determined based upon Mr. Williamson’s success during fiscal 2002 in monitoring operational and capital budgets for maximum cost efficiency and monitoring his management team’s performance in regard to corporate objectives. The control of costs, operational and financing, helped to stabilize earnings for Resources.

Submitted by the Compensation Committee of the

Board of Directors of Resources:

Lynn D. Avis (Chair), Abney S. Boxley, III, Frank T. Ellett,

Maryellen F. Goodlatte, and S. Frank Smith

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

John B. Williamson, III, President and Chief Executive Officer of Resources, serves as a director of NTELOS, Inc. J. Allen Layman, who is a director of Resources, ceased serving on the Compensation Committee of the Board of Directors of Resources following the Resources’ Board reorganization in January of 2003. Mr. Layman was Chairman of the Board & President of NTELOS, Inc. until June of 2003; therefore, this interlocking relationship no longer exists.

PERFORMANCE GRAPH

The following graph compares the yearly percentage change and the cumulative total of shareholder return on Resources’ common stock with the cumulative return on the Standard and Poor’s Utilities Index (the “S&P Utilities Index”) and the Media General Gas Index for the five-year period commencing on September 30, 1998 and ending on September 30, 2003. These comparisons assume the investment of $100 in the Company’s common stock and each of the indices on September 30, 1998 and the reinvestment of dividends.

ASSUMES $100 INVESTED ON OCT. 1, 1998

ASSUMES DIVIDEND REINVESTED

FISCAL YEAR ENDING SEPT. 30, 2003

	1998	1999	2000	2001	2002	2003
RGC Resources, Inc.	$100.00	108.68	109.49	118.00	115.74	154.89
S&P Utilities Index	$100.00	98.23	140.82	105.28	68.00	83.41
MG Gas Index	$100.00	104.98	137.32	137.52	133.33	167.37

TRANSACTIONS WITH MANAGEMENT

Highland Propane Company purchased equipment repair service and propane facilities use in the amount of $39,729 from Virginia Truck Center in fiscal 2003. Mr. Frank T. Ellett, a director of the Company, is President of Virginia Truck Center. It is anticipated that Highland Propane Company will continue to purchase equipment service and propane facilities use from Virginia Truck Center in fiscal 2004.

Resources and its subsidiaries purchased beeper, Internet and telephone services in the amount of $90,785 from NTELOS, Inc. in fiscal 2003. J. Allen Layman, a director of the Company, is the former Chairman of the Board and President of NTELOS, Inc., as well as a substantial shareholder. John B. Williamson, III, Chairman, President, and CEO of RGC Resources, Inc. is a director of NTELOS, Inc. It is anticipated that Resources and its subsidiaries will purchase beeper, Internet and telephone services from NTELOS, Inc. in fiscal 2004.

REMUNERATION OF DIRECTORS

Effective, February 1, 2003, directors not chairing committees receive $9,600 per year. In addition, Directors receive fees for attending meetings of Resources’ Board of Directors and of Committees of the Board. The chair of the Audit Committee receives an additional $1,500 annually, and the chairs of the other committees receive an additional $1,000 annually. Mr. Williamson is not compensated for attendance at Board and Committee meetings and does not receive $9,600 per year for service as a Board member. The schedule of fees paid to directors for each such meeting attended effective February 1, 2003 is as follows:

Board of Directors	$700
Executive & Nominating Committee	$700
Audit Committee	$700
Compensation Committee	$700

However, the fee for any committee meeting held the same day as a Board meeting is $400.

Restricted Stock Plan for Outside Directors

The Board of Directors of the Company implemented the Restricted Stock Plan for Outside Directors effective January 27, 1997. The Plan is applicable to not more than 50,000 shares of Resources’ common stock. Under the Plan, a minimum of 40% of the monthly retainer fee paid to each non-employee director of Resources is paid in shares of common stock (“Restricted Stock”). The number of shares of Restricted Stock is calculated each month based on the closing sales price of Resources’ common stock on the NASDAQ National Market on the first day of the month, if the first day of the month is a trading day, or if not, the first trading day prior to the first day of the month. Beginning in fiscal 1998, a participant can, subject to approval of the Board, elect to receive up to 100% of his retainer fee for the fiscal year in Restricted Stock. Such election cannot be revoked or amended during the fiscal year.

The shares of Restricted Stock of Resources issued under the Plan will vest only in the case of a participant’s death, disability, retirement (including not standing for reelection to the Board), or in the event of a change in control of Resources. There is no option to take cash in lieu of stock upon vesting of shares under the Plan. The Restricted Stock may not be sold, transferred, assigned or pledged by the participant until the shares have vested under the terms of the Plan. At the time the Restricted Stock vests, a certificate for vested shares will be delivered to the participant or the participant’s beneficiary.

The shares of Restricted Stock will be forfeited to Resources by a participant’s voluntary resignation during his term on the Board or removal for cause as a director. Subject to the terms of the Plan, a participant, as owner of the Restricted Stock, has all rights of a shareholder, including but not limited to, voting rights, the right to receive cash or stock dividends, and the right to participate in any capital adjustment of Resources. Resources requires that all dividends or other distributions paid on shares of Restricted Stock be automatically sequestered and reinvested on an immediate or deferred basis in additional Restricted Stock.

All directors, except Mr. Williamson (who does not qualify as an outside director), participated in the Plan in fiscal 2003. The directors received a total of 3,329.181 shares of Restricted Stock in fiscal 2003, valued at $76,071.79. (This value was calculated using the closing price of $22.85 per share of Company’s common stock on September 30, 2003).

BOARD OF DIRECTORS AND COMMITTEES

Audit Committee

The Audit Committee of the Board of Directors, composed of Messrs. Boxley, Ellett, Logan, Robertson and Smith, meets a minimum of four times annually with Resources’ chief financial officer, the independent auditors, and certain appropriate officers of Resources. The basic functions of this Committee include reviewing significant financial information, reviewing accounting procedures and internal controls and recommending the selection of independent auditors. The Audit Committee met four times during the 2003 fiscal year. The Board of Directors has determined that Thomas L. Robertson is an audit committee financial expert and is independent, as determined under applicable rules adopted by the Commission

Report of the Audit Committee

The Audit Committee of the RGC Resources, Inc. Board of Directors (the “Committee”) is composed of five independent directors and operates under a written charter adopted by the Board of Directors.

Management is responsible for the Company’s internal controls and the financial reporting process. The independent accountants of the Company, Deloitte & Touche LLP, are responsible for performing an independent audit of the Company’s consolidated financial statements in accordance with generally accepted auditing standards and to issue a report thereon. The Committee’s responsibility is to monitor and oversee these processes.

In this context, the Committee has met and held discussions with management and the independent accountants. Management represented to the Committee that the Company’s consolidated financial statements were prepared in accordance with generally accepted accounting principles, and the Committee has reviewed and discussed the consolidated audited financial statements with management and the independent accountants. The Committee discussed with the independent accountants matters required to be discussed by Statement on Auditing Standards No. 61 (Communication with Audit Committees), which includes, among other things:

•	methods used to account for significant unusual transactions;

•	the effect of significant accounting policies in controversial or emerging areas for which there is a lack of authoritative guidance or consensus;

•	the process used by management in formulating particularly sensitive accounting estimates and the basis for the auditors’ conclusions regarding the reasonableness of these estimates; and

•	disagreements with management over the application of accounting principles, the basis for management’s accounting estimates, and the disclosures in the financial statements.

The independent accountants also provided to the Committee the written disclosures and the letter required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees), and the Committee discussed with the independent accountants that firm’s independence from RGC Resources, Inc. and its management.

Based on the Committee’s discussion with management and the independent accountants and the Committee’s review of the representation of management regarding the audited financial statements and of the report of the independent accountants to the Committee, the Committee recommended to the Board of Directors, and the Board has approved, that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended September 30, 2003, for filing with the Securities and Exchange Commission.

The Board of Directors adopted the following Audit Committee Charter during fiscal 2003 to be consistent with the requirements of Sarbanes/Oxley:

RGC Resources, Inc.

Audit Committee Charter

Adopted September 22, 2003

I.	Purpose

The primary function of the Audit Committee is to provide oversight and serve as a check and balance on a company’s financial reporting system. The Audit Committee is to provide an independent review of the Company’s financial reporting processes, internal controls, and independent auditors. It also provides a forum separate from management in which auditors and other interested parties can candidly discuss concerns while helping to ensure that management properly develops and adheres to a sound system of internal controls, that procedures are in place to objectively assess management’s practices and internal controls, and that the outside auditors, through their own review, objectively assess the company’s financial reporting practices.

The Audit Committee has the authority to conduct any investigation appropriate to fulfilling its responsibilities, and it has direct access to the independent auditors as well as anyone in the organization. The Audit Committee has the ability to retain, at the Company’s expense, special legal, accounting, or other consultants or experts it deems necessary in the performance of its duties.

II.	Composition

The Audit Committee shall be comprised of at least three independent directors who meet all the independence criteria set forth from time to time by the Securities and Exchange Commission, and the NASDAQ Stock Market. Independence is primarily determined by two criteria: (1) Audit Committee members are barred from accepting any consulting, advisory or other compensatory fee from the

Company or any subsidiary thereof, other than in the member’s capacity as a member of the Board of Directors and any board committee; and (2) Audit Committee members may not be an affiliated person of the Company or any subsidiary of the Company apart from his or her capacity as a member of the board and any board committee. An “affiliated person” is defined as a person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, the person specified. Furthermore, “control” is defined as the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a person, whether through the ownership of voting securities, by contract, or otherwise.

An Audit Committee member may sit on the board of directors of the Company and any affiliate so long as, except for being a director on each such board of directors, the member otherwise meets the independence requirements for each such entity or affiliate, including the receipt of only ordinary-course compensation for serving as a member of the board of directors, Audit Committee, or any other board committee. All Audit Committee members will be required to meet the independence standards for each of the affiliates.

The Audit Committee must identify at least one member who meets the requirements necessary to be designated as the Audit Committee financial expert. In defining a “financial expert” the committee shall consider whether a person has, through education and experience as a public accountant or auditor or a principal financial officer, comptroller, or principal accounting officer, or from a position involving the performance or supervision of similar functions (1) an understanding of generally accepted accounting principals and financial statements; and (2) experience in (a) the preparation or auditing of financial statements of generally comparable companies; and (b) the application of such principals in connection with the accounting for estimates, accruals, and reserves; (3) experience with internal accounting controls; and (4) an understanding of Audit Committee functions.

III.	Meetings

The Audit Committee shall meet a minimum of four times annually and participation may be in person or by telephone. Meetings are generally held prior to the quarterly earnings release and will normally include the independent auditors. The Audit Committee will make regular reports to the Board of Directors on the committee meetings.

IV.	Primary Responsibilities and Duties

The Audit Committee is charged with the responsibility of enhancing the independence of the audit function, thereby furthering the objectivity of financial reporting. Accordingly, the Audit Committee is directly responsible for the appointment, compensation, retention and oversight of the work of any registered public accounting firm engaged (including the resolution of disagreements between management and the auditor regarding financial reporting) for the purpose of preparing or issuing an audit report or performing other audit, review or attest services. The independent auditor will report directly to the Audit Committee. These oversight responsibilities include the authority to retain the outside auditor, which includes the power to terminate the outside auditor, if necessary. In connection with these oversight responsibilities, the Audit Committee will have the ultimate authority to recommend an audit firm as well as to approve all audit engagement fees and terms.

The Audit Committee will place reliance on management for information about the company’s financial reporting process. Since the Audit Committee is dependent to a degree on the information provided to it by management and internal and outside auditors, it is imperative for the committee to cultivate open and effective channels of information. Company employees may, from time to time, be reticent to report concerns regarding questionable accounting or other matters to management. Therefore, the Audit Committee will receive, retain, and prepare a response to any complaint or concern regarding internal accounting controls or accounting matters. The Audit Committee will receive questions, complaints, or concerns directly from an employee or other party through its confidential mailbox. Issues that are made known to the Audit Committee whether directly or through the mailbox will be handled confidentially.

The Audit Committee will have the necessary resources and the authority to fulfill all of its responsibilities. To perform its role effectively, the Audit Committee has the authority to engage its own outside advisors, including experts in particular areas of accounting, as it determines necessary apart from counsel or advisors hired by management, especially when potential conflicts of interest with management may be present.

The Audit Committee is also charged with the responsibility of insuring that all internal controls and corporate compliance standards support accurate reporting of all financial information. To facilitate this responsibility, the Audit Committee will review, revise, and adopt the documentation outlining internal controls and will make a periodic review of the guidelines and the company’s compliance with those procedures. Any concerns with corporate compliance and internal controls will be discussed with the Board of Directors and the independent auditors.

The independent auditors will work for and report to the Audit Committee. The Audit Committee will have open access to the auditors and management at any time and will have the ability to meet with each of them privately.

In addition to the primary responsibilities and duties set forth above, the Audit Committee will be further charged with the responsibility of ensuring that all the duties as set forth in the Audit Committee Guidelines are accurately performed by the Company or the independent auditors and are reviewed by the Audit Committee on a regular basis.

Frank T. Ellett, Chair, Abney S. Boxley, III, George W. Logan,

Thomas L. Robertson, and S. Frank Smith

Audit Fees

The following table sets forth the amount of audit fees, financial information systems design and implementation fees, and all other fees billed or expected to be billed by Deloitte & Touche LLP, the Company’s principal accountant, for the year ended September 30, 2003:

Audit Fees	$112,700
All Other Fees	$32,500

Total Fees	$145,200

The Audit Committee has reviewed the provision of non-audited services, which includes corporate income tax return preparation and consent on Form S-2, and determined that the auditor’s performance of these services are compatible with its independence from RGC Resources, Inc.

Executive & Nominating Committee

The Executive & Nominating Committee of the Board of Directors, which is composed of Messrs. Avis, Layman (Chair), Logan and Robertson, is empowered to exercise all authority of the Board of Directors, except with respect to matters reserved for the Board by Virginia law. Thus, in the absence of nominations by the Board of Directors, this Committee may nominate persons as management’s nominees for election to the Board of Directors by the shareholders at Resources’ annual meeting. This Committee met one time during fiscal year 2003. The Board of Directors does not have a separate standing nominating committee.

Compensation Committee

The Compensation Committee of the Board of Directors is composed of Messrs. Avis (Chair), Boxley, Ellett, Goodlatte, and Smith. This Committee meets as necessary to consider and make recommendations to the Board of Directors concerning the salaries of certain executive officers and management employees of the Company. This Committee met one time during the 2003 fiscal year.

Meetings of the Board and Committees

The Board of Directors met ten times during the 2003 fiscal year. With the exception of Mr. Robertson, the incumbent members of the Board attended in fiscal year 2003 at least 75 percent of the aggregate of the total number of meetings of the Board and the total number of meetings held by all Committees of the Board on which each served.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange act of 1934 requires the Company’s directors, executive officers and owners of more than 10% of its common stock to file certain reports of initial ownership and changes in ownership (Forms 3, 4 and 5) with the Securities and Exchange commission. Based on its review of the copies of such forms furnished to it and written representations from certain reporting persons that no other reports are required, the Company believes that in fiscal 2003 two reports for Lynn D. Avis relating to stock attributable to his spouse, one report relating to one transaction for Thomas L. Robertson, and one report relating to one transaction for Frank A. Farmer (retired from the Board January 27, 2003) were filed late.

OTHER MATTERS

Management does not know of any matters to be presented at the Annual Meeting of Shareholders other than the election of directors. However, if any other matters properly come before the meeting, proxies received pursuant to this solicitation will be voted thereon in the discretion of the proxyholder.

SHAREHOLDERS PROPOSALS

Proposals of shareholders intended to be presented at Resources’ 2005 Annual Meeting must be received by Resources’ Corporate Secretary at its office, 519 Kimball Avenue, N.E., Roanoke, Virginia 24016, no later than August 30, 2004 in accordance with Rule 14a-8 of the Exchange Act, in order to be considered for inclusion in the Company’s Proxy Statement relating to that meeting.

Resources’ Bylaws limit the business that may be transacted at a meeting of shareholders to that specified in the notice of the meeting, those otherwise properly presented by the Board of Directors and those presented by a shareholder of record of Resources who provided notice in writing to the President not less than sixty days nor more than ninety days prior to the meeting. Proposals not meeting the requirements of the Bylaws will not be entertained at the shareholders’ meeting.

EXPENSES OF SOLICITATION

The entire expense of preparing, assembling, printing and mailing the form of proxy and Proxy Statement will be paid by Resources. Resources will request banks and brokers to solicit their customers who beneficially own common stock of Resources listed in the names of nominees and will reimburse said banks and brokers for the reasonable out-of-pocket expense of such solicitation. In addition to the use of the mails, solicitation may be made by employees of Resources by any and all means available. Resources does not expect to pay any compensation for the solicitation of proxies.

By Order of the Board of Directors.

JOHN B. WILLIAMSON, III Chairman, President & CEO
December 29, 2003

Resources’ Annual Report on Form 10-K for the year ended September 30, 2003 is available without charge to any shareholder requesting the same. Written requests should be addressed to the attention of Ms. Dale P. Moore, Secretary, RGC Resources, Inc., P.O. Box 13007, Roanoke, Virginia 24030.

Dear Shareholder,

The RGC Resources, Inc. Annual Meeting of Shareholders will be held at 9:00 a.m. on Monday, January 26, 2004 at the Clarion Hotel, 3315 Ordway Drive, Roanoke, Virginia.

As in prior years, I want to extend to you an invitation to attend a light shareholder breakfast beginning at 8:15 a.m. on the morning of the Annual Meeting. The breakfast will be followed by the formal shareholder meeting at 9:00 a.m. If you plan to attend, please call Susan Miller at (540) 777-3853 with your confirmation by Friday, January 16, 2004.

We thank you for your interest in Company operations and activities, and encourage you to complete and return the enclosed proxy card and to review our annual report in detail.

Sincerely,

/s/ John B. Williamson, III

John B. Williamson, III Chairman, President and CEO

P R O X Y	RGC RESOURCES, INC.
519 Kimball Avenue, N.E.
Roanoke, Virginia 24016

This Proxy is solicited on behalf of the Board of Directors

The undersigned hereby appoints John H. Parrott and Roger L. Baumgardner, or either of them, with full power of substitution, to vote all common stock of RGC Resources, Inc. held of record by the undersigned as of November 21, 2003, at the Annual Meeting of Shareholders of RGC Resources, Inc. to be held on January 26, 2004, and at any adjournments thereof, as follows:

The Board of Directors recommends a vote “FOR” items 1, 2 and 3.

1.	ELECTION OF CLASS A DIRECTORS (Serving until 2007 Annual Meeting):

☐ FOR all nominees listed below (except as marked to the contrary below)	☐ WITHHOLD AUTHORITY to vote for all nominees listed below

Abney S. Boxley, III; S. Frank Smith; and John B. Williamson, III

INSTRUCTION: To withhold authority to vote for any individual nominee, write that nominee’s name on the line below:

(Over)

	FOR	AGAINST	ABSTAIN
2. To ratify the selection of Deloitte & Touche LLP as independent auditors.	☐	☐	☐

3. Authorize proxies to vote on such other business, if any, that may properly come before the meeting.	☐	☐	☐

THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED AS SPECIFIED. IF NO CHOICE IS SPECIFIED, THE PROXY WILL BE VOTED FOR PROPOSAL NO. 1, 2 AND 3 ABOVE.

The undersigned hereby acknowledges receipt of the Proxy Statement dated December 29, 2003.

Dated:

Signature of Shareholder(s)

Please sign your name(s) exactly as shown imprinted hereon. Executors, administrators, trustees and other fiduciaries, and persons signing on behalf of corporations or partnerships, should so indicate when signing.

(This proxy is revocable at any time prior to exercise hereof.)